Exhibit 99.2

Tower Announces the Closing Date for Acquisition of CastlePoint

NEW YORK--(BUSINESS WIRE)--January 28, 2009--Tower Group, Inc. (NASDAQ: TWGP) today announced that its acquisition of CastlePoint Holdings, Ltd. (NASDAQ: CPHL) will close on February 5, 2009.

Final Merger Consideration:

Under the terms of the merger agreement, the exchange ratio was determined based on Tower’s volume weighted average price per share during a 15 day trading window which began on January 7, 2009 and ended on January 28, 2009.

CastlePoint shareholders (other than Tower) will receive 0.47 shares of Tower common stock and cash consideration of $1.83 for each share of CastlePoint common stock.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

For more information visit Tower's website at http://www.twrgrp.com/.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release or any other written or oral statements made by or on behalf of Tower and CastlePoint may include forward-looking statements that reflect Tower's and CastlePoint's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and the assumptions underlying our pro forma projections and/or earnings guidance could prove incorrect. Neither CastlePoint nor Tower undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com